Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Amylyx Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(r)	(2)(3)	(4)	(4)	(1)	(1)
Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	457(r)	(2)(3)	(4)	(4)	(1)	(1)
Fees to Be Paid	Debt	Debt Securities	457(r)	(2)(3)	(4)	(4)	(1)	(1)
Fees to Be Paid	Other	Warrants	457(r)	(2)(3)	(4)	(4)	(1)	(1)
Fees to Be Paid	Other	Units (2)	457(r)	(2)(3)	(4)	(4)	(1)	(1)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					(4)		(1)
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							(1)

(1)

Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, or the Securities Act, the registrant is deferring payment of all applicable registration fees. Any registration fees will be paid on a pay-as-you-go basis.

(2)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock and/or debt securities in one or more series, and (e) units consisting of one or more of these securities in any combination, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange, or exercise of any securities that provide for such issuance.

(3)

Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that may be offered or issued by reason of any stock splits, stock dividend, or similar transaction or pursuant to anti-dilution provisions of any of the securities.

(4)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, or exchange of other securities, or that are issued in units.